Exhibit 99.1

NEWS

ANADARKO ANNOUNCES ELECTION AND NOMINATIONS TO ITS BOARD OF DIRECTORS

HOUSTON, Feb. 29, 2012 – Anadarko Petroleum Corporation (NYSE: APC) today announced the election of Charles W. “Chip” Goodyear to serve as an independent director of the company, effective March 1, 2012. Goodyear will become a member of the Board’s Audit and Nominating and Corporate Governance committees. Additionally, the company announced the nominations of Richard L. “Rick” George and Eric D. Mullins as director candidates to be included in Anadarko’s 2012 proxy statement for election at its 2012 Annual Meeting of Stockholders, on May 15, 2012. George, who currently serves as the CEO of Suncor Energy Inc., plans to retire from that position prior to Anadarko’s Annual Meeting.

“The election of Chip Goodyear and the nominations of Rick George and Eric Mullins are reflective of Anadarko’s expanding business opportunities and dedication to sound governance,” Anadarko Chairman and CEO Jim Hackett said. “As Anadarko continues to extend its global reach, we expect the excellent leadership, career experiences and knowledge of these gentlemen to enhance the Board’s ability to direct a sustainable and growing enterprise. We are very pleased by their commitment to joining Anadarko’s leadership.”

CHARLES W. “CHIP” GOODYEAR

Goodyear, 54, was appointed CEO of BHP Billiton in 2003 and served in that role until 2007. He joined BHP Billiton in 1999 as its Chief Financial Officer. In 2001, Goodyear was appointed Chief Development Officer and joined the boards of BHP Billiton Limited and BHP Billiton Plc. In those roles, he was instrumental in steering the successful merger between BHP and Billiton in 2001, which significantly expanded the company’s production base and created the world’s top mining company. Goodyear was also instrumental in establishing BHP Billiton’s sound reputation for corporate responsibility. During his nine years with BHP Billiton, the company’s market capitalization increased from $12 billion to $200 billion.

From February 2009 until August 2009, Goodyear served as Chief Executive Designate at Temasek Holdings Ltd., an Asian investment company wholly owned by Singapore’s Ministry of Finance. Earlier in his career, Goodyear served as Vice President Corporate Finance of Freeport-McMoRan Inc. before being promoted to Executive Vice President and Chief Financial Officer focused on financing Freeport’s growing global mining portfolio. From 1983 to 1989, he served as a natural resources investment banker with Kidder, Peabody, where he focused on mergers and acquisitions.

Goodyear is a Fellow of the Yale Corporation and holds a Bachelor of Science degree in geology and geophysics from Yale University. He also holds an MBA from The Wharton School of the University of Pennsylvania.

RICHARD L. “RICK” GEORGE

George, 61, was appointed President and CEO of Suncor Energy Inc. in 1991, and will continue to serve as CEO until his retirement from the company in May 2012. George began his career with Sun Company, holding positions of increasing responsibility in the U.S. and U.K. that included project planning, production evaluation, and exploration and production, culminating with experience in international oil as the managing director of Sun Oil Britain Limited. During his 21 years as the CEO of Suncor, the company successfully merged with Petro-Canada, increased production almost ten-fold and evolved from an oil sands pioneer into Canada’s largest energy company with a market capitalization of more than $54 billion. Suncor’s average annual shareholder return exceeded 20 percent since the company became publicly traded in 1992.

George has been highly recognized for his leadership and commitment to sustainable development. In 1999, he was named Canada’s “Outstanding CEO of the Year,” and received the Canadian Business Leader Award in 2000. In 2007, George was appointed an Officer of the Order of Canada for his leadership in the development of Canada’s natural resources sector and for his efforts to provide economic opportunities to aboriginal communities. In 2008, he was inducted into the Canadian Petroleum Hall of Fame and named Canadian Energy Person of the Year in 2011 by the Energy Council of Canada.

George holds a Bachelor of Science degree in engineering from Colorado State University, a law degree from the University of Houston Law School and is a graduate of the Harvard Business School Program for Management Development.

ERIC D. MULLINS

Mullins, 49, is Managing Director and Co-CEO of Lime Rock Resources, a company that he co-founded in 2005. Lime Rock acquires and operates oil and natural gas properties in the United States and has more than $850 million of private capital under management. In addition, he serves as Chairman and Co-CEO of LRE GP, LLC, which is the general partner of LRR Energy, L.P. (NYSE: LRE), a publicly traded master limited partnership that acquires, develops and operates oil and natural gas properties in North America.

Prior to co-founding Lime Rock Resources, Mullins had a successful career as a Managing Director in the Investment Banking Division of Goldman Sachs, where he led numerous financing, structuring and strategic advisory transactions for public and private oil and natural gas exploration and production companies.

Mullins is a member of the YMCA Retirement Fund Board of Trustees. He holds a bachelor’s degree from Stanford University and an MBA from The Wharton School of the University of Pennsylvania.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2011, the company had approximately 2.54 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Brian Cain, brian.cain@anadarko.com, 832.636.3404

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Clay Gaspar, clay.gaspar@anadarko.com, 832.636.2541

Wayne Rodrigs, wayne.rodrigs@anadarko.com, 832.636.2305

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